                                                                      Exhibit 12
                    UNION TANK CAR COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Dollars in Thousands)

                                                       For the Year Ended December 31,
                                     Line    ----------------------------------------------------
                                    Number     1995       1994       1993       1992       1991
                                    ------   --------   --------   --------   --------   --------
Income Available for
   Fixed Charges:
--------------------
Income from continuing
  operations                           1     $ 84,465   $ 63,378   $ 49,730   $ 48,382   $ 45,024

Provision for federal income
  taxes and foreign taxes              2       44,975     38,435     38,332     30,191     34,068

Provision for state income
  taxes                                3        1,053      1,706      2,420      2,605      2,159

Fixed charges (line 8)                 4       92,764     98,807    101,973    106,895    118,352
                                             --------   --------   --------   --------   --------

Income available for fixed
  charges                              5     $223,257   $202,326   $192,455   $188,073   $199,603
                                             ========   ========   ========   ========   ========

Fixed Charges:
--------------
Interest expenses (including
  amortization of debt discount)
  as shown on the consolidated
  statement of income                  6     $ 81,179   $ 91,442   $ 96,584   $105,417   $117,263

Add interest portion of rent
  expense                              7       11,585      7,365      5,389      1,478      1,089
                                             --------   --------   --------   --------   --------

Total fixed charges                    8     $ 92,764   $ 98,807   $101,973   $106,895   $118,352
                                             ========   ========   ========   ========   ========

Number of times fixed charges
 were earned (line 5/line 8)                     2.41       2.05       1.89       1.76       1.69
                                                 ====       ====       ====       ====       ====

                                     -43-